EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-169623, 333-165651, 333-46068) on Form S-8 of Dynasil Corporation of America and Subsidiaries of our report dated December 21, 2018, relating to the consolidated financial statements as of and for the years ended September 30, 2018 and 2017, which appears in this Annual Report on Form 10-K of Dynasil Corporation of America for the year ended September 30, 2018.

/s/ RSM US LLP

Boston, Massachusetts
December 21, 2018